Exhibit 99.1

THERMOGENESIS APPOINTS CHIEF EXECUTIVE OFFICER
J. MELVILLE (“MEL”) ENGLE TO BOARD OF DIRECTORS

(RANCHO CORDOVA, CA), June 10, 2009—ThermoGenesis Corp. (NASDAQ: KOOL), a leading supplier of innovative products for processing and storing adult stem cells, said today that J. Melville Engle, the Company’s Chief Executive Officer, has been appointed to its board of directors. His appointment brings the total number of directors to six.

Engle, who has more than 30 years of management experience in the healthcare industry, joined the Company as Chief Executive Officer in April 2009.

“In his short time at ThermoGenesis, Mel has demonstrated strong leadership skills and has implemented initiatives to continue the Company’s turnaround strategy. We look forward to his contributions as a member of the board,” said Dr. Hubert Huckel, Chairman of the Board of Directors.

“I appreciate this recognition from our board and look forward to even further collaboration with them as ThermoGenesis realizes its growth strategies. I continue to be excited about the Company’s prospects, based on its technology leadership, track record of product innovation and the growing stem cell market opportunity,” Engle noted. “The initial response to our new MarrowXpress™ (MXP) used to prepare cell concentrates from bone marrow has been positive, and we are looking forward to the pending launch of the Res-Q™, a point-of-care device for the bone marrow market,” he added.

Prior to joining ThermoGenesis, Engle was Chief Executive Officer of Raydiance, Inc., a laser technology company. For six years he served as President and Chief Executive Officer of Dey LP, a $600 million specialty pharmaceutical company, an affiliate of Merck KGaA. While at Dey, he served as Regional Director, North America, for the Merck Generics Group. He also served as Chairman, President and Chief Executive Officer of Anika Therapeutics, Inc., a publicly traded medical device company, and held senior financial, operations and sales positions at Allergan, Inc. Engle is currently a member of the board of directors of Oxygen Biotherapeutics (OXBO), a company developing pharmaceuticals and medical devices in the field of oxygen therapeutics and continuous substrate monitoring.

Engle holds a B.S. in Accounting from the University of Colorado and an M.B.A. in Finance from the University of Southern California. He has served on the boards of several non-profit organizations in the Napa area and was named Napa’s 2007 Citizen of the Year by the Napa Chamber of Commerce and State of California.

About ThermoGenesis Corp.

ThermoGenesis Corp. (www.thermogenesis.com) is a leader in developing and manufacturing automated blood processing systems and disposable products that enable the manufacture, preservation and delivery of cell and tissue therapy products. These products include:

•	The BioArchive® System, an automated cryogenic device, is used by cord blood stem cell banks in more than 25 countries for cryopreserving and archiving cord blood stem cell units for transplant.

•	AXP™ AutoXpress Platform (AXP™), a proprietary family of automated devices that includes the AXP and the MarrowXpress™, and companion sterile blood processing disposables for harvesting stem cells in a closed system. The AXP device is used for the processing of umbilical cord blood. GE Healthcare is the exclusive global distribution partner for the AXP cord blood product, except in Central and South America, China and Russia/CIS, where ThermoGenesis markets through independent distributors.

•	MarrowExpress™, a device used for isolating stem cells from bone marrow.

•	The Res-Q™, a point-of-care system designed for bone marrow stem cell processing for the human market. It is anticipated that this offering will be available in June 2009.

•	The CryoSeal® FS System, an automated device and companion sterile blood processing disposable, used to prepare fibrin sealants from plasma in about an hour. The CryoSeal FS System is approved in the U.S. for liver resection surgeries and has received the CE-Mark, which allows sales of the product throughout the European community. Asahi Medical is the exclusive distributor for the CryoSeal System in Japan and the Company markets the offering through independent distributors in Europe and South America.

This press release contains forward-looking statements, and such statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.
These statements involve risks and uncertainties that could cause actual outcomes to differ materially from those contemplated by the forward-looking statements. Several factors, including timing of FDA approvals, changes in customer forecasts, our failure to meet customers’ purchase order and quality requirements, supply shortages, production delays, changes in the markets for customers’ products, introduction timing and acceptance of our new product scheduled for fiscal year 2009, and introduction of competitive products and other factors beyond our control, could result in a materially different revenue outcome and/or in our failure to achieve the revenue levels we expect for fiscal 2009. A more complete description of these and other risks that could cause actual events to differ from the outcomes predicted by our forward-looking statements is set forth under the caption “Risk Factors” in our annual report on Form 10-K and other reports we file with the Securities and Exchange Commission from time to time, and you should consider each of those factors when evaluating the forward-looking statements.

ThermoGenesis Corp.
Web site: http://www.thermogenesis.com
Contact: Investor Relations
+1-916-858-5107, or
ir@thermogenesis.com